Exhibit (g)(ii)

INTERIM INVESTMENT MANAGEMENT AGREEMENT

This Interim Investment Management Agreement (the “Agreement”) is, dated June 16, 2017, by and between Altaba Inc. (the “Fund”), a Delaware corporation, and BlackRock Advisors, LLC (the “Advisor”), a Delaware limited liability company.

WHEREAS, the Fund has registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), following the sale by Yahoo! Inc. of its operating business to Verizon Communications Inc.;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has agreed to furnish investment advisory services to the Fund; and

WHEREAS, this Agreement has been approved by the Directors of the Fund, including a majority of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Directors”) in a manner that corresponds to the requirements of Rule 15a-4, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment. (a) The Fund appoints the Advisor as investment adviser to provide investment advisory services (“Advisory Services”) with respect to those assets designated by the Fund in writing to the Advisor as subject to the Advisor’s management hereunder (“Allocated Assets”), together with all income, proceeds and profits derived therefrom as set out in this Agreement. The Advisor accepts such appointment as investment manager. The Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) The Advisor may from time to time, in its sole discretion to the extent permitted by applicable law, appoint or more subadvisers who are affiliates of the Advisor, to perform investment advisory services with respect to the Allocated Assets; provided, however, that the compensation of such subadvisers shall be paid by the Advisor and that Advisor shall be fully responsible to the Fund for the acts and omissions on any such subadviser as it is for its own acts and omission. The Advisor may terminate any and all subadvisers in its sole discretion at any time to the extent permitted by applicable law.

2.	Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund. Subject to the direction of the Fund’s Board of Directors, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Allocated Assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Allocated Assets in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Allocated Assets; (ii) supervise continuously the investment program of the Allocated Assets and the composition of its investment portfolio; (iii) arrange for the purchase and sale of securities and other assets held in the Allocated Assets; (iv) provide investment research to the Fund; and (v) provide reasonable assistance to the Fund and the custodian (the “Custodian”) or its affiliates in assessing the fair value of securities held in the Allocated Assets for which market quotations are not readily available.

3.	Representations, Warranties and Covenants of the Advisor. The Advisor hereby represents and warrants to, and covenants with, the Fund as follows:

(a)	the Advisor is registered as an investment adviser under the Advisers Act as of the effective date of this Agreement and shall maintain such registration so long as this Agreement remains in effect;

(b)	the Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)	the execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)	the Advisor has provided the Board of Directors of the Fund with a complete copy of its Form ADV, including Part 2A thereof, and will make available electronically to the Board any updated or amended version of its Form ADV promptly upon making any material changes to the Form ADV;

(e)

the Advisor will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Fund, and will institute procedures reasonably necessary to prevent any Access Person

(as defined in Rule 17j-1) from violating its Code of Ethics. The Advisor will follow such Code of Ethics in performing its services under this Agreement. Upon written request, the Advisor also will certify quarterly to the Fund that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Advisor has done to seek to ensure such compliance in the future. Annually, the Advisor will furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Code of Ethics to the Fund. The Advisor shall notify the Fund promptly of any material violation of the Code of Ethics involving the Fund. The Advisor will provide such additional information regarding violations of the Code of Ethics affecting the Fund as the Chief Compliance Officer of the Fund may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from such a violation of the Code of Ethics. Further, the Advisor represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Advisor and its employees;

(f)	the Advisor, upon written request, will provide the Fund with such information as necessary to ensure solely with respect to information relating to the Advisor: (i) the Fund’s registration statement on Form N-2, to be filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Fund’s prospectus, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)	in the performance of its duties under this Agreement, the Advisor shall at all times materially conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act, the Advisers Act, and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of this Agreement and the Fund’s Certificate of Incorporation, as such documents are amended from time to time and provided in writing to the Advisor; (iv) the then current investment objectives and policies of the Fund as set forth in its Registration Statement on Form N-2; and (v) any other policies and determinations of the Board of Directors of the Fund provided in writing to the Advisor;

(h)

the Advisor has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act and has adopted written policies and procedures reasonably designed to prevent violations of the Advisers Act. Upon written request, the Advisor will timely provide to the Fund an annual certification from the Advisor’s Chief Compliance Officer with respect to the design and operation of the Advisor’s compliance program, in a format reasonably requested by the Fund. The Advisor shall cooperate with the Fund in any regulatory investigation, examination, or inspection of the Fund or of the Advisor with respect to the Fund or relating to the provision of services to the Fund under this Agreement;

(i)	the Advisor shall maintain business continuity, disaster recovery and backup capabilities and facilities intended to allow the Advisor to perform its obligations hereunder with minimal disruption or delays;

(j)	the Advisor shall place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation and to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Allocated Assets and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Allocated Assets and its other clients and that the total commissions paid by the Allocated Assets will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Allocated Assets be purchased from or sold to or through any first- or second-tier affiliate of the Fund, except to the extent permitted by Section 17(a) and Section 17(e) of the 1940 Act and the rules thereunder or otherwise permitted by the SEC or by applicable law;

(k)	in connection with any purchase or sale of securities for the Allocated Assets, the Advisor will arrange for the transmission to the Custodian on a daily basis such confirmations, trade tickets, and other documents and information, including without limitation CUSIP, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary for the Custodian and its affiliates to perform their custodial, administrative and recordkeeping responsibilities with respect to the Fund. With respect to securities to be settled through the Custodian, the Advisor will arrange for the prompt transmission of the confirmation of such trades to the Custodian. The parties acknowledge that the Advisor is not the custodian of the Allocated Assets and will not take possession or custody of such assets; and

(l)	the Advisor shall maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Advisor makes investment recommendations for the Allocated Assets, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Allocated Assets are customers of the commercial department of its affiliates.

4.	Representations, Warranties and Covenants of the Fund.

The Fund represents and warrants to, and covenants with, the Advisor as follows:

(a)	the execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Fund of this Agreement, and the execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) its Certificate of Incorporation, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund;

(b)	the Fund shall conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment activities. The Fund shall notify the Advisor of a change in control of the Fund within a reasonable time prior to such change;

(c)	the Fund shall cooperate with the Advisor in any regulatory investigation, examination, or inspection of the Fund or the Advisor relating to this Agreement or services provided by the Advisor hereunder;

(d)	the Fund represents and warrants that the Allocated Assets are free from any security interests, liens, or encumbrances exercisable by any third party against such assets that limit the ability of the Advisor to trade the Allocated Assets as contemplated in this Agreement and the Fund shall not grant such a security interest, lien, or encumbrance on any such assets for the benefit of any third party, except after providing prior written notice to the Advisor. The Fund agrees to notify the Advisor immediately if it learns that any such security interest, lien, or encumbrance is created against any assets managed by the Advisor and the Fund agrees to indemnify and hold the Advisor harmless from any and all expenses, damages, costs, and fees, including reasonable attorneys’ fees and expenses, incurred by the Advisor as a result of any security interest, lien, or encumbrance being created on such assets;

(e)	the Fund represents and warrants that, for the purposes of the Dodd-Frank Wall Street Reform and Consumer Protection act (the “Volcker Rule”), the Fund is a “registered investment company” and is therefore excluded from the definition of “covered fund” for purposes of Section 10 of the Volcker Rule implementing rules and, accordingly, the limitations on a banking entity’s ability to acquire or retain ownership interests set forth in such Section 10 do not apply to the Fund;

(f)	assuming a non-interim investment advisory agreement between the Fund and the Advisor, on substantially the same terms as set forth herein (other than those provisions necessary to correspond to the requirements of Rule 15a-4 under the 1940 Act), is approved by the Fund’s Board of Directors, the Fund shall use reasonable commercial efforts to call a stockholders meeting and to seek to obtain the approval of a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) of such investment advisory agreement within 150 days of the date of this agreement; and

(g)	the Fund shall from time to time provide the Advisor with a written list of persons known to be affiliates of the Fund and affiliates of such affiliates to the extent reasonably necessary to ensure compliance with the limitations on affiliated transactions set forth in Section 17 of the 1940 Act.

5.	Survival of Representations and Warranties; Duty to Update Information.

(a)	All representations and warranties made by the Advisor and the Fund pursuant to Sections 3 and 4 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

(b)	The Advisor shall promptly notify the Board in writing:

(i)	to the extent permitted by law or relevant regulator, of any investigation in connection with the services provided by the Advisor or its affiliates to the Allocated Assets, not including any routine examination of the Advisor or its affiliates, investigations into specific securities traded by the Advisor or a proceeding in the ordinary course of business;

(ii)	if Rich Mejzak is no longer head of the portfolio management team in the Americas or if Frank Gianatasio is no longer a portfolio manager of the Advisor who provides services to the Fund hereunder;

(iii)	of any prospective material change in approach to the Advisor’s management of and recommendations with respect to the Allocated Assets;

(iv)	of any other change in the Advisor’s business activities or circumstances that in the Advisor’s reasonable opinion could reasonably be expected to materially adversely affect the Advisor’s ability to discharge its obligations under this Agreement, including without limitation the occurrence of any event that would disqualify the Advisor from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act; and

(v)	of any actual, anticipated, or contemplated change in ownership of the Advisor or its affiliates constituting, or that would reasonably be expected to constitute, an “assignment” of this Agreement for purposes of the 1940 Act.

6.	Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

7.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any such records upon the Fund’s written request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. The Advisor shall make such records available for inspection by the Fund’s Board of Directors, the Fund’s officers and employees and the Fund’s authorized agents upon reasonable notice.

8.	Expenses. During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, except as otherwise expressly provided herein. Other expenses to be incurred by the Fund are expenses of the Fund, including but not limited to taxes, interest, brokerage fees and commission, if any, salaries and fees of directors, administration and custody charges, transfer and dividend disbursing agent’s fees, insurance, audit fees, legal expenses and printing expenses.

9.	Compensation of the Advisor.

(a)	Subject to Section 9(b) of this Agreement, the Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor pursuant to this Agreement, a monthly fee in arrears at an annual rate equal to 0.08% of the average daily net assets (as determined by the Advisor) of the first $250 million assets of the Allocated Assets; 0.06% of the next $250 million; 0.04% of the next $250 million; and 0.02% of any assets above $750 million. For purposes of calculating the Advisor’s compensation under this Agreement, the portion of the Fund’s assets invested in affiliated money market funds should be excluded from the Allocated Assets. Such exclusion shall not preclude the payment of fees by an affiliated money market fund to any investment adviser or sub-adviser that is an affiliate of the Advisor. For the Fund’s assets in affiliated money market funds, Client shall pay the fees set forth in the corresponding prospectus of such affiliated funds. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Payment is due to the Advisor within thirty days of the applicable invoice date.

(b)	The compensation earned by the Advisor under this Agreement will be held in an interest-bearing escrow account at the Custodian for the benefit of the Advisor. If a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) approve an investment advisory agreement with the Advisor within 150 days of the effective date of this Agreement, the amount held in escrow (including interest earned) will be promptly paid to the Advisor. If a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) do not approve an investment advisory agreement with the Advisor within 150 days of the effective date of this Agreement, the Advisor will be paid, out of the escrow account, the lesser of (i) any costs incurred by the Advisor in performing this Agreement (plus interest earned on such amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned on such amount while in escrow).

10.	Indemnity.

(a)

The Fund shall, subject to the prior consent of the Board of Directors of the Fund, including a majority of the Independent Directors, indemnify the Advisor, and each of the Advisor’s trustees, officers, employees, agents, associates and controlling persons and the trustees, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor’s request as trustee, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or the Trust’s shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Fund, including a majority of the Directors of the Fund who are not “interested persons” of the Fund(as defined in Section 2(a)(19) of the 1940 Act).

(b)	The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)	All determinations with respect to the standards for indemnification of the Advisor hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

(d)	The Advisor shall indemnify the Fund, and its affiliates and controlling persons, (including its directors, officers and employees) each of whom shall be deemed a third-party beneficiary hereof, for any damage, liability, cost and expenses, including reasonable attorneys’ fees, which the Fund or its affiliates and controlling persons may sustain as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder. All determinations with respect to the standard for indemnification of the Fund hereunder shall be made by a final decision on the merits of a court or other body before whom the proceeding was brought such that the Advisor has engaged in disabling conduct.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

11.	Limitation on Liability. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

12.	Confidentiality.

(a)

Subject to Section 13 of this Agreement, the Advisor and the Fund each acknowledges and agrees that, pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of performing their obligations under this Agreement; provided, further, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not known by the other party to be bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, (iii) information provided by the Advisor to broker-dealers or third parties bound by an agreement of confidentiality for the purposes of bona fide due diligence, or (iv) disclosures which are required by law, regulatory authority, regulation or legal process or made at the request of a banking, financial, securities or similar supervisory or self-regulatory or governmental authority exercising its supervisory, examination or audit functions over the Advisor or any of its affiliates.

(b)	Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(c)	The representations and warranties made by the Advisor and the Fund pursuant to this Section 12 shall survive the termination of this Agreement for so long as the Advisor is required by the Advisers Act to maintain books and records with respect to the Allocated Assets.

13.	Use of Names and Track Record.

(a)

Fund’s Use of Advisor’s Name. Other than as expressly stated herein, the Fund shall have no right to use the name “BlackRock Advisors LLC” or “BlackRock” (or any combination or derivation thereof) without the prior written consent of the Advisor. For so long as the Advisor is serving as an adviser to the Fund, the Fund may use the name of the Advisor, including any short-form of such name, or any combination or derivation thereof, for the purpose of identifying the Advisor as an adviser to the Fund with respect to the Allocated Assets, including without limitation in regulatory filings, on the Fund’s website and in any reports and other information provided to the Fund’s stockholders. The Fund shall cease to use the name of the Advisor in any newly printed materials (except as may, in the sole discretion of the Fund, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement. The use of the Advisor’s name or combination or derivation thereof by the Fund hereunder shall be in a manner that is not intended to reflect negatively on the reputation or goodwill of the Advisor or such names or any combination or derivation thereof.

(b)	Restrictions on Use of Fund Name. The Advisor shall not use the name of the Fund or Yahoo! Inc. (or any combination or derivation thereof) in any material relating to the Advisor in any manner not approved prior thereto in writing by the Fund, such approval not to be unreasonably withheld, other than inclusions of such entities in lists of the Advisor’s clients. The use of the Fund’s name or combination or derivation thereof by the Advisor hereunder shall be in a manner that is not intended to reflect negatively on the reputation or goodwill of the Fund or Yahoo! Inc., or such names or any combination or derivation thereof.

(c)	Advisor’s Use of Track-Record. Notwithstanding the foregoing, the Advisor may use performance data it generates in connection with the Allocated Assets for its track record and use the name of the Fund solely to identify such performance.

14.	Duration and Termination.

(a)	This Agreement shall become effective on the date hereof and shall continue in effect until the earlier of (i) the date 150 days from the effective date and (ii) the date on which stockholders of the Fund approve an investment advisory agreement between the Fund and the Advisor.

(b)	Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Advisor 10 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the Fund). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

15.	Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

16.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

17.	Information. The Fund shall provide such information and documentation as the Advisor may reasonably request in connection with the services provided by the Advisor to the Fund under this Agreement.

18.	Systems. The Advisor shall retain title to and ownership of any and all of its own databases, computer programs, inventions, discoveries, patentable or copyrightable matters, concept, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Advisor in connection with the services provided by the Advisor to the Fund under this Agreement.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

20.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

21.	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

ALTABA INC.

By:	/s/ Alexi A. Wellman
Name: Alexi A. Wellman
Title: CFO

BLACKROCK ADVISORS, LLC

By:	/s/ Thomas Callahan
Name: Thomas Callahan
Title: Managing Director

Signature Page to the Investment Advisory Agreement